Exhibit 23.2

Consent of Independent Valuation Advisor

SitusAMC Real Estate Valuation Services, LLC, formerly known as RERC, LLC (“SitusAMC”), hereby consents to: (1) reference to its name to identify SitusAMC as the independent valuation advisor (including under the heading “Experts”) for J.P. Morgan Real Estate Income Trust, Inc.; and (2) the description of its role under the headings “Net Asset Value Calculation and Valuation Guidelines – Our Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines – Valuation of Investments” in this Registration Statement on Form S-11 of J.P. Morgan Real Estate Income Trust, Inc. and in the prospectus included therein.

June 14, 2022

/s/ SitusAMC Real Estate Valuation Services, LLC
SitusAMC Real Estate Valuation Services, LLC